Exhibit 4.3

ADMINISTRATIVE AGENT AGREEMENT

This ADMINISTRATIVE AGENT AGREEMENT, dated [              ], 2015 (this Agreement”), is by and between Incapital Holdings LLC, an Illinois limited liability company (“Administrative Agent”), and Incapital Trust Products II LLC, a Delaware limited liability company (“ITP”).  The Administrative Agent and ITP individually are referred to as “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, ITP has filed a registration statement with the Securities and Exchange Commission to offer and sell, from time to time, CD Pass-Through Certificates (the “Certificates”) issued by trusts (each, a “Trust”) to be formed by ITP;

WHEREAS, each trust will be formed under a trust agreement to be entered into by and among ITP, as depositor, U.S. Bank National Association, as trustee, U.S. Bank National Association (Delaware), as Delaware trustee, and the Administrative Agent in a form satisfactory to each party (the “Trust Agreements”);

WHEREAS, ITP desires to engage the Administrative Agent to perform certain of the administrative functions to be performed by ITP under the Trust Agreements and certain other agreements to which ITP is or may become a party in accordance with the Trust Agreements, as set forth herein;

NOW, THEREFORE, in consideration of the mutual obligations and undertakings set forth herein, it is agreed as follows:

ARTICLE I
DEFINITIONS; EFFECTIVE DATE; TERM;
APPOINTMENT OF ADMINISTRATIVE AGENT

Section 1.1                      Definitions.  Unless otherwise specified, capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Trust Agreements.

Section 1.2                      Effective Date.  This Agreement shall become effective, and the rights and obligations of the Administrative Agent and ITP with respect to this Agreement shall commence, on the date first written above (the “Effective Date”).

Section 1.3                      Term.

(a)           This Agreement may be terminated by either Party at any time by giving 60 days’ prior written notice to the other Party and on the payment by ITP to the Administrative Agent of all outstanding amounts owed to the Administrative Agent by ITP under this Agreement.

(b)           Notwithstanding the provisions of this Section 1.3, the termination of this Agreement shall not in any manner change or excuse the obligations of Administrative Agent under this Agreement arising prior to such termination.

Section 1.4                      Agent.  ITP hereby appoints the Administrative Agent to be and act as its agent to do and perform those obligations, and protect and exercise such rights, of ITP that are specified herein, and to take such other actions as may be necessary or convenient thereto.  As agent for ITP, the Administrative Agent is authorized to act for ITP in its own name or in the name of ITP, as deemed necessary or advisable by the Administrative Agent.

ARTICLE II
SUPPORT OBLIGATIONS

Section 2.1                      Administrative Services.  Subject to the terms of this Agreement, the Administrative Agent shall perform for ITP all administrative services necessary and advisable for ITP to perform its obligations and to exercise its rights under the following agreements: the Trust Agreements and all other contracts relating to the Trusts to which ITP is a party and of which the Administrative Agent has been given prior notice.  Without limiting the generality of the foregoing, the Administrative Agent shall perform on behalf of ITP, for itself and for each individual Trust formed under the Trust Agreements, the following administrative services: accounting, auditing, financial reporting, budgeting and forecasting, tax, cash management, review of significant operating and financial matters, contract administrative services, invoicing, computer and information services, and such other administrative and regulatory filing services as directed by ITP.  Without limiting the foregoing, the Administrative Agent shall provide for the following administrative services:

(a)           (i) maintain the books and records of ITP in accordance with ITP’s limited liability company operating agreement, (ii) maintain separately the books and records of each individual Trust formed under the Trust Agreements, in accordance with good business practice, Internal Revenue Service regulations, applicable law, and generally accepted accounting principles and retain and oversee independent auditors to review such books and records of ITP on an annual basis, and (iii) maintain a record of (1) the name, address and taxpayer identification number (or other personal identifying information) of each Certificateholder and the principal amount of Certificates or beneficial interests therein held by such Certificateholder (such information to be provided to the Administrator by the relevant selling agent for the offering of the Certificates and updated periodically) and (2) for each Underlying Issuer, the principal amount of all CDs of such issuer held by the Trust (such information to be provided to the Administrator by ITP and updated periodically);

(b)           provide services regarding the cash of ITP and of each individual Trust formed under the Trust Agreements, including (i) establishing bank accounts and (ii) investing and transferring funds and effecting payments in accordance with the contracts described in the first paragraph of this Section 2.1;

(c)           provide accounting services related to the development and implementation of financial controls and systems of ITP and of each individual Trust formed under the Trust Agreements and the administering of the financing proceeds of each;

(d)           exercise all rights and administer all obligations of ITP under the Trust Agreements;

(e)           to the extent that amounts are available from ITP, pay all fees, debts and obligations (including taxes) incurred or payable by or on behalf of ITP in accordance with the Trust Agreements;

(f)           provide tax-related services;

(g)           make and prosecute, or cause to be made or prosecuted, such filings and reports, keep such records, and take or cause to be taken such other actions as may be necessary and lawful to maintain the existence and good standing of ITP and of each individual Trust formed under the Trust Agreements and to ensure the compliance by ITP, on behalf of itself and of each individual Trust formed under the Trust Agreements, with all applicable laws, regulations, authorizations, and orders of government agencies; and

(h)           do and perform such other acts as may be mutually agreed to by the Administrative Agent and ITP from time to time and permitted by the Trust Agreements.

Notwithstanding anything to the contrary contained in this Section 2.1 or elsewhere in this Agreement, the Administrative Agent agrees that it will (a) not take, or fail to take, any action that could reasonably be expected to cause ITP to violate any negative covenant contained in the Trust Agreements and (b) submit for approval to the appropriate managers of ITP all proposed actions of or on behalf of ITP the approval of which by such managers is required by ITP’s limited liability company agreement.

ARTICLE III
OBLIGATIONS UNDER THE TRUST AGREEMENTS

Section 3.1                      Duties Under Trust Agreements.  The Administrative Agent undertakes to perform its duties under the Trust Agreements including, but not limited to, the obligations of the Administrative Agent set forth in Sections 3.08(b), 3.09(b) and 3.10 of the Trust Agreements, and no implied covenants or obligations shall be read into the Trust Agreements against the Administrative Agent.  Any permissive right of the Administrative Agent enumerated in the Trust Agreements shall not be construed as a duty.

Section 3.2                      Losses.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for any losses, costs or damages or otherwise, to the Trustee or the Certificateholders under any circumstances for any act or omission except for its willful misconduct, bad faith or gross negligence in the performance of duties specifically set forth in this Agreement and the Trust Agreements; it being understood that:

(a)           the duties and obligations of the Administrative Agent shall be determined solely by the express terms of this Agreement and the Trust Agreements and, in the absence of gross negligence, bad faith or willful misconduct on the part of the Administrative Agent, the Administrative Agent may conclusively rely upon any certificates or opinions furnished to the Administrative Agent as to the truth and correctness of any statements contained therein;

(b)           the Administrative Agent shall not be personally liable for any action taken, suffered or omitted by a Responsible Officer or Responsible Officers of the Administrative Agent in good faith and reasonably believed by such Responsible Officer or Responsible Officers of the Administrative Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement and the Trust Agreements; and

(c)           except with respect to actions or duties required to be taken or performed, as applicable, by the Administrative Agent under the express terms of this Agreement or the Trust Agreements, the Administrative Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under this Agreement and the Trust Agreements.

Section 3.3                      Rights of Administrative Agent Under the Trust Agreements.  Except as otherwise provided in Section 3.12(b) of the Trust Agreements:

(a)           the Administrative Agent may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have signed by the proper party or parties;

(b)           the Administrative Agent may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Trust Agreements in good faith and in accordance with such advice or Opinion of Counsel;

(c)           the Administrative Agent shall be under no obligation to institute, conduct or defend any Proceeding hereunder or in relation thereto, at the request, order or direction of any of the Certificateholders or otherwise;

(d)           the Administrative Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, approval, bond or other paper or document believed by it to be genuine; and

(e)           the Administrative Agent may execute any of the powers or perform any duties under this Agreement and the Trust Agreements either directly or by or through Affiliates.

ARTICLE IV
ASSIGNMENT

Section 4.1                      Successor to Obligations.  Any corporation or other entity into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any corporation or other entity succeeding to the business of the Administrative Agent, shall be the successor of the Administrative Agent under this Agreement or the Trust Agreements without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement or the Trust Agreements, anything in this Agreement or the Trust Agreements to the contrary notwithstanding.

Section 4.2                      Consent to Third Party Service Provider.  ITP hereby acknowledges, consents and agrees that the Administrative Agent may at any time on or after the Effective Date subcontract to an agent to perform any or all of the administrative functions, duties and obligations that the Administrative Agent is required to perform under this Agreement and the Trust Agreements; provided, however, that Administrative Agent shall remain responsible for the performance of its obligations hereunder.

ARTICLE V
FEES

Section 5.1                      Payment of Fees, Expenses, Debts and other Obligations.  On or before the 10th day of each calendar month during the term of this Agreement, the Administrative Agent shall deliver to ITP (and the Trustee in accordance with the Trust Agreement) one or more invoices for all previously accrued and unpaid administrative expenses incurred by the Administrative Agent in performing its obligations under this Agreement and the Trust Agreements (other than internal and overhead costs of Administrative Agent, which are covered by the Administrative Agent Fee).  Each invoice shall contain a statement explaining in reasonable detail how the expenses on the invoice were calculated and the persons or entities to which payments are to be made.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1                      Organization; Powers.  Each Party represents and warrants to the other Party that it is a duly formed and validly existing limited liability company under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted and currently proposed to be conducted, to own its properties and to execute, deliver and perform its obligations under this Agreement.

Section 6.2                      Authorization; Enforceability.  Each Party represents and warrants to the other Party that it has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement and that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and to general principles of equity.

Section 6.3                      No Conflict.  Each Party represents and warrants to the other Party that the execution, delivery and performance of this Agreement does not and will not (a) violate any law, statute, code, act, ordinance, order, judgment, decree, injunction, rule, regulation, permit, license, authorization, direction or requirement of any federal, state, local or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality or judicial or regulatory body or entity applicable to it (collectively, “Legal Requirements”) or the violation of which could reasonably be expected to result in a material adverse effect on its business, assets or financial condition or (b) conflict with, result in a breach of or constitute a default under any of its organizational, formative or governing documents or any instrument or agreement, including, without limitation, the Trust Agreements, to which it is a party.

Section 6.4                      Compliance.  Each Party represents and warrants to the other Party that it is in compliance with all Legal Requirements and governmental approvals applicable to it and this Agreement, except to the extent that non-compliance could not reasonably be expected to result in a material adverse effect on its business, assets or financial condition or on its ability to perform its obligations under this Agreement.

Section 6.5                      Litigation.  Each Party represents and warrants to the other Party that there are no actions, suits or proceedings pending or, to the best of its knowledge, threatened in writing against it in any court or before or by any federal, state, local or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality or judicial or regulatory body or entity, wherein an unfavorable ruling or finding could reasonably be expected to result in a material adverse effect on its business, assets or financial condition or on its ability to perform its obligations under this Agreement.

Section 6.6                      Governmental Approvals.  Each Party represents and warrants to the other Party that all governmental and third-party approvals necessary for it to enter into and perform its obligations under this Agreement and the Trust Agreements have been obtained, are in full force and effect and are final and non-appealable.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.1                      Amendments.  This Agreement may be amended only by a written instrument duly executed by each of ITP and Administrative Agent; provided, however, that so long as the Certificates remain outstanding, this Agreement may not be amended in a manner which violates the terms of the Trust Agreements and without receiving prior written consent from the Trustee, which consent will not be unreasonably withheld.

Section 7.2                      Binding Effect.  This Agreement and any extension shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

Section 7.3                      Specific Performance.  Each party hereby acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, notwithstanding any other provision hereof, the rights and obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction and appropriate injunctive relief may be applied for and granted in connection therewith.  The right of a Party to specific performance hereunder shall be in addition to all  other legal or equitable remedies available to such Party.

Section 7.4                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument.

Section 7.5                      Notices.  Any notice, request, demand or statement to be given by a Party hereunder shall be in writing and shall be deemed to have been duly given to the addressee when mailed by certified mail, return receipt requested, or delivered against receipt by messenger or overnight courier addressed as follows:

To Administrative Agent:

Incapital Holdings LLC
200 South Wacker Drive, Suite 3700
Chicago IL 60606
Attention:  Christopher Hogg
Phone: 312-379-3700
Fax: 312-379-3731

To Incapital Trust Products II LLC:

c/o Incapital Holdings LLC
200 South Wacker Drive, Suite 3700
Chicago IL 60606
Attention:  Christopher Hogg
Phone: 312-379-3700
Fax: 312-379-3701

and, each such notice delivered to the Administrative Agent or ITP shall be delivered to Trustee as follows:

To Trustee:

U.S. Bank National Association
1 Federal Plaza
Boston, MA 02110
Attention:  Corporate Trust Administration

or to such other address as may be designated by  the addressee by notice to the other Party.

Section 7.6                      Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the matters contained herein and all prior agreements with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any oral representation or warranty of the other Party.

Section 7.7                      Governing Law.  This Agreement shall be interpreted, construed, governed by, performed and enforced in accordance with the laws of the State of New York without giving effect to the principles thereof relating to conflicts of law except Section 5-1401 of the New York General Obligations Law.

Section 7.8                      Headings.  The subject headings of the Articles and Sections of this Agreement are inserted solely for the purpose of convenient reference and are not intended to, nor shall they, affect the meaning of any provision of this Agreement.

Section 7.9                      Severability.  If any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, and the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 7.10                      Indemnification.  The Administrative Agent and any director, officer, employee or agent of the Administrative Agent shall be indemnified by ITP and held harmless against any loss, liability or expense incurred in connection with any Proceeding relating to this Agreement, the Trust Agreements or the Certificates or the performance of any of the Administrative Agent’s duties under this Agreement or the Trust Agreements (each such loss, liability or expense indemnified hereunder shall be considered a Trust Expense), other than any loss, liability or expense (i) that constitutes a specific liability of the Administrative Agent under this Agreement or the Trust Agreements or (ii) incurred by reason of willful misconduct, bad faith or negligence in the performance of the Administrative Agent’s duties hereunder or thereunder or as a result of a breach or reckless disregard of the Administrative Agent’s obligations and duties hereunder or under the Trust Agreements; provided, however, that with respect to any such Proceeding, (1) the Administrative Agent shall have given ITP notice thereof promptly after the Administrative Agent shall have knowledge thereof, (2) while maintaining control over its own defense in any such Proceeding, the Administrative Agent shall consult with ITP in preparing such defense, (3) if any Person ever alleges such willful misconduct, bad faith or negligence by the Administrative Agent, the indemnification provided for in this Section 7.10 shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged willful misconduct, bad faith or negligence.  In the event the Administrative Agent is not indemnified by ITP in accordance with this Section 7.10, the Administrative Agent shall nevertheless remain obligated to perform its duties under this Agreement and the Trust Agreements.

Section 7.11                      Limitation of Recourse.  Notwithstanding anything herein to the contrary, the obligations of ITP under this Agreement are special obligations of the ITP and do not constitute an obligation of (and no recourse shall be had with respect thereto to) any parent company, officer, agent, employee, manager, or Affiliate of ITP, or any shareholder, member, partner, officer, agent, employee, or director of any parent company or Affiliate of ITP as such, and no judgment for any personal liability or deficiency upon or with respect to, or otherwise in connection with, the obligations under this Agreement shall be obtainable by the Administrative Agent or any Affiliate of the Administrative Agent (or any Person claiming by, through, or under such Persons) against any parent company, officer, agent, employee, manager, or Affiliate of ITP, or any shareholder, member, partner, officer, agent, employee, or director of any parent company or Affiliate of ITP absent fraud, misrepresentation, or willful misconduct on the part of such Person.

Section 7.12                      Third Party Beneficiaries.  The Parties hereby agree and acknowledge that so long as the Certificates remain outstanding, each of the Certificateholders and the Trustee shall be deemed to be third party beneficiaries of this Agreement.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have duly executed this Administrative Agent Agreement as of the date first above written.

INCAPITAL TRUST PRODUCTS II LLC

By:
Name: Christopher O’Connor
Title: Chief Executive Officer and Manager

INCAPITAL HOLDINGS LLC

By:
Name: Phil Johnson
Title: President